EMPLOYMENT AGREEMENT
                            ---------------------

     THIS AGREEMENT, effective as of the 1st day of November, 1996, is made by and between fonix[trademark] corporation, a Delaware corporation having its principal place of business in Salt Lake City, Utah (the "Company"), and Thomas A. Murdock, a resident of Utah (the "Executive"). The Company and Executive are collectively referred to as the Parties and individually as Party.

                                   RECITALS:

     A. Executive is a shareholder, Chief Operating Officer and President, and a member of the Board of Directors of the Company. Prior to the Company's formation, Executive was and continues to serve as a principal of Studdert Companies Corp. ("SCC"). SCC has had a management contract with the Company and has over time acted in various capacities with the Company such as business consultant, and shareholder.

     B. During the initial period of the Company's existence, Executive used personal funds and SCC used its funds to pay from time to time expenses of the Company. This enabled the Company to continue in business when capital was not otherwise available to the Company.

     C. Prior to the effective date of this Agreement, at times the Company provided (when it was able to do so) consideration to Executive and to SCC which represents partial compensation to Executive and SCC, and which has been used by them for certain of the office and staff expenses of SCC.

     D. Executive has since March of 1993, expended great effort on behalf of and created significant value for the Company. The Company, therefore, as part of this Agreement, desires to acknowledge the effort and personal funds expended by Executive and by SCC on its behalf, and the Company also desires to acknowledge, reconcile and ratify the expenditures which have been made by the Company to Executive and SCC as reasonable and necessary for the pursuit of the Company's interests under the foregoing circumstances; and

     E. The Company desires to assure the continued services of the Executive into the future. The Parties thus desire to enter into this Employment Agreement ("Agreement") to specify more fully each Party's rights and obligations under the contemplated employment relationship between them.

     Accordingly, the Company and the Executive agree as follows:

                                  ARTICLE I
                                   Duties

     1.01 Duties. At all relevant times prior to this Agreement, the Executive has served the Company in the capacity of Chief Operating Officer and President. The Company acknowledges that prior to his involvement with the Company and at all times prior to this Agreement and during the performance to date of his duties as Chief Operating Officer and President of the Company, Executive has been and continues to serve as a principal and officer of SCC and other entities which take a portion of his time. The Company also acknowledges that at all times prior to this Agreement and during the performance of his duties for the Company, Executive has been and continues to be significantly and commendably involved in charitable, community and civic affairs. The Company acknowledges that the Executive's involvement in the foregoing activities has significantly contributed to the ability of the Executive to serve the interests of the Company and to enhance the Company's value, and is a proper part of corporate citizenship. It is therefore contemplated and expected that Executive's involvement in the foregoing activities will continue; provided, however, that the Executive shall, to the satisfaction of the Company's Board of Directors, continue to devote sufficient time to faithfully discharge the duties of his office as required under the By Laws of the Company and as assigned from time to time by the Company's Board of Directors. In accordance with the foregoing, the Executive's position as Chief Operating Officer and President of the Company is hereby ratified and confirmed by the Company, and Executive hereby agrees to continue in this office subject to the provisions and for the term of this Agreement.

                                 ARTICLE  II

                             Term of Agreement

     The term of this Agreement shall commence as of the effective date hereof and end on December 31, 2001 (the "Contract Term").

                                 ARTICLE III

                                 Compensation

     During the Contract Term, the Company shall pay or cause to be paid to the Executive in cash in accordance with the normal payroll practices of the Company for key executives, including deductions, withholdings and collections as required by law, in installments not less frequently than monthly, an annual base salary ("Annual Base Salary") as set forth in Exhibit "A" attached hereto.

                                  ARTICLE IV

                                Other Benefits

     4.01 Incentive, Savings and Retirement Plans. In addition to Annual Base Salary, the Executive shall be entitled to participate during the Contract Term in the Incentive Pay Arrangement set forth in Exhibit "A," together with any savings and retirement plans, practices, policies and programs applicable to other key executives of the Company.

     4.02 Welfare Benefits. During the Contract Term, the Company will provide to the Executive and/or the Executive's family, as the case may be, health (including prescription coverage) and dental insurance similar in scope and coverage to what Executive currently receives at Company expense. In addition, Executive shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, and without limitation, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) and applicable to other key executives of the Company.

     4.03 Fringe Benefits. During the Contract Term, the Company will provide to executive fringe benefits commensurate with the office of Chief Operating Officer and President and all other fringe benefits made available to key executives of the Company.

     4.04 Expenses. During the Contract Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by the Executive upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to other key executives of the Company.

     4.05 Office and Support Staff. During the Contract Term, the Company will provide Executive with personal secretarial and support staff, and with an office or offices of a size and with furnishings, equipment (such as personal computer, cellular phone with adequate air time, etc.) and other appointments sufficient to enable Executive to carry out the duties as contemplated under this Agreement. Such personal secretarial and support staff, office facilities, equipment and other appointments shall in any event be at least comparable to those which are currently available to Executive, and in a location reasonably suitable to Executive.

     4.06 Vacation. During the Contract Term, the Executive shall be entitled to paid vacation time in accordance with the plans, policies, and programs applicable to other key executives of the Company.
     4.07 Automobile. During the Contract Term, the Executive shall have the use of an automobile of a make, size and model reasonably satisfactory to the Executive and the Company. The Company shall pay all acquisition or rental costs therefore as well as all business-related costs of operation, maintenance and insurance.

                                 ARTICLE V

                             Change of Control

     5.01 Definitions. For purposes of this Article V, the following terms shall have the meaning set forth below:

          (a) The term "Continuing Directors" shall mean those members of the Board of Directors at any relevant time (i) who were directors on the effective date of this Agreement or (ii) who subsequently are approved for nomination, election or appointment to the Board by at least three-fourths of the Continuing Directors on the Board at the time of such approval (the directors described in subsection (ii) are referred to herein as the "Approved Directors").

          (b) The term "Change in Control" means a change in control of beneficial ownership of the Company's voting securities of a nature that would be required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any similar item on a successor or revised form; provided, however, that a Change in Control shall be deemed to have occurred if:

               (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the Company's then outstanding voting securities; or

               (ii) During any period of two consecutive years, the individuals who at the beginning of such period constituted the Board of Directors, together with any Approved Directors elected during such period, cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that if a Change in Control under this clause
(b)(ii) has not occurred, the Continuing Directors (by a vote of at least three-fourths of the Continuing Directors then on the Board) may: (1) approve in advance an acquisition resulting in beneficial ownership as described in clause (b)(i), in which case it shall not constitute a Change in Control; or
(2) if at any time after such an acquisition as describe din clause (b)(i), no person beneficially owns securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, declare that a Change in Control has ceased, in which case the provisions of this Article V shall not apply from that time forward, unless another Change in Control occurs.

          (c) The term "Good Reason," in connection with the termination by the Executive of his employment with the Company subsequent to a Change in Control, means:

               (i) A diminution in the responsibilities, title or office of the Executive such that he does not serve as President or Chief Executive Officer of the Company (which diminution was not a result of the Executive's disability), or the assignment (without the Executive's express written consent) by the Company to the Executive of any significant duties that are inconsistent with the Executive's position, duties, responsibilities and status as Chief Executive Officer of the Company;

               (ii) Any reduction by the Company in the Executive's Annual Base Salary incentive compensation or benefits as in effect on the date of a Change in Control or as the same may be increased from time to time thereafter in accordance with this Agreement;

               (iii) The Company's transfer or assignment of the Executive, without the Executive's prior express written consent, to any location other than the Company's principal executive offices in Utah, except for required travel on Company business to an extent that does not constitute a substantial abrupt departure from the Executive's business travel obligations prior to the Change in Control; or

               (iv) The failure by the Company to continue in effect any benefit or compensation plan, life insurance plan, health and medical benefit plan, disability plan or any other benefit plan in which the Executive is a participant at the time of a Change in Control, or the taking of any action by the Company that would adversely affect the Executive's right to participate in or materially reduce the Executive's benefits under any of such plans or benefits, or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or as the same may be increased from time to time thereafter.

          (d) The terms "Parachute Payments" and "Excess Parachute Payments" shall each have the meanings attributed to them under Section 280G of the Internal Revenue code of 1986, as amended (the "Code"), or any successor section, and any regulations which may be promulgated in connection with said section.

     5.02 Severance Payments. In the event that, during the Contract Term, both (a) a Change of Control occurs, and (b) within six (6) months after such Change in Control occurs, the Executive's employment is terminated either
(1) by the Company for any reason, other than (A) for Cause (as defined below), (B) as a result of the Executive's death or disability or (C() as a result of the Executive's retirement in accordance with the Company's general retirement policies, or (2) by the Executive for Good Reason, then the Executive shall be entitled to receive from the Company, and at Executive's option within thirty (30) days after such termination, an amount in cash equal to all Annual Base Salary then and thereafter payable hereunder. The Company shall be obligated to maintain in full force and effect for three (3) years after termination or for the remaining Contract Term (whichever is longer), all employee health and medical benefit plans and programs in which the Executive, his family, or both, were participants immediately prior to termination, provided that such continued participation is possible under the general terms and provisions of such plans and programs. If such health and medical coverage is not available under current Company plans and programs, the Company will provide substitute coverage of substantially similar content for three (3) years after termination or for the remaining Contract Term (whichever is longer) provided, however, that if the Executive becomes eligible to participate in a health and medical benefit plan or program of another employer which covers substantially similar benefits, the Executive shall cease to receive benefits under this subparagraph in respect of such plan or program. All stock options, warrants and other similar rights granted by the Company and then vested or earned shall be immediately granted to Executive without restriction or limitation of any kind, and any incentive compensation or portion thereof then earned shall be paid in a lump sum payment to Executive; provided however, that if incentive compensation has not been earned by Executive at the date of termination but Executive otherwise would have been entitled to incentive compensation at the end of the Company's next fiscal year or next period designated by the Company for the determination of incentive compensation for peer executives (the "Bonus Determination Date"), the Company shall pay such incentive compensation to Executive within ten (10) business days after the Bonus Determination Date, pro rated in amount to the date of Executive's termination. Any amount payable pursuant to this Section, together with any compensation pursuant to
Article III that is payable for services rendered through the effective date of termination, shall constitute the sole obligation of the Company payable with respect to the termination of the Executive as provided in this Section.

     5.03 Parachute Payment Limitation. Notwithstanding any other provision of this Agreement, if the severance payments under Section 5.2 of this Agreement, together with any other Parachute Payments made by the Company to the Executive, if any, are characterized as Excess Parachute Payments, then the following rules shall apply:

          (a) The Company shall compute the net value to the Executive of all such severance payments after reduction for the excise taxes imposed by
Section 4999 of the Code and for any normal income taxes that would be imposed on the Executive if such severance payments constituted the Executive's sole taxable income;

          (b) The Company shall next compute the maximum amount of severance payments that can be provided without any such payments being characterized as Excess Parachute Payments, and reduce the result by the amount of any normal income taxes that would be imposed on the Executive if such reduced severance benefits constituted the Executive's sole taxable income;

          (c) If the amount derived in Section 5.3(a) is greater than the amount derived in Section 5.3(b), then the Company shall pay the Executive the full amount of severance payments without reduction. If the amount derived in
Section 5.3(a) is not greater than the amount derived in Section 5.3(b), then the Company shall pay the Executive the maximum amount of severance payments that can be provided without any such payments being characterized as Excess Parachute Payments.

     5.04 No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in Section 5.2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in
Section 5.2 be reduced by any compensation earned by the Executive as a result of employment by another company, self-employment or otherwise.

                                 ARTICLE VI

                            Restrictive Covenants

     6.01     Trade Secrets, Confidential and Propriety Business
Information.

          (a) The Company has advised the Executive and the Executive acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. "Protected Information" means trade secrets, confidential and propriety business information of the Company, any information of the Company other than information which has entered the public domain (unless such information entered the public domain through effects of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

          (b) The Executive acknowledges that the Executive will acquire Protected Information with respect to the Company and its successors in interest, which information is a valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company.

          (c) Either during or after termination of employment by the Company, the Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, any Protected Information, or cause any such information of the Company to enter the public domain.

     6.02     Non-Competition.

          (a) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, for a period of one (1) years after the termination of this Agreement, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in Section 6.02(c).

          (b) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, for a period of one (1) year after the termination of this Agreement, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 6.02(b) shall, however, restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

          (c) For purposes of this Section 6.02, "Prohibited Business" shall be defined as any business and any branch, office or operation thereof, which is a competitor of the Company and which has established or seeks to establish contact, in whatever form (including but not limited to solicitation of sales, or the receipt or submission of bids), with any entity who is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government).

          (d) The provisions of this paragraph 6.02 and paragraph 6.03 shall not apply to Executive's relationship with Synergetics, Inc. Executive shall have the unfettered right to continue his activities and relationships with Synergetics, Inc. during the term of this Agreement and after its termination.

     6.03 Disclosure of Employee-Created Trade Secrets, Confidential and Propriety Business Information. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during the Executive's employment with the company and which relate to the Company's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Company and the Company shall own all rights in such writings.

     6.04     Survival of Undertakings and Injunctive Relief.

          (a) The provisions of Sections 6.01, 6.02, 6.03 and 6.04 shall survive the termination of the Executive's employment with the Company irrespective of the reasons therefor.

          (b) The Executive acknowledges and agrees that the restrictions imposed upon the Executive by Sections 6.01, 6.02, 6.03 and 6.04 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Executive's future employment by others. Furthermore, the Executive acknowledges that, in view of the Protected Information which the Executive has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Sections 6.01, 6.02, 6.03 and 6.04, any violation of any provision of Sections 6.01, 6.02, 6.03 and 6.04 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 6.01, 6.02, 6.03 or 6.04 of this Agreement, the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such Sections of this Agreement.

     In the event of any such violation of Sections 6.01, 6.02, 6.03 and 6.04 of this Agreement, the Executive further agrees that the time periods set forth in such Section shall be extended by the period of such violation.

                                  ARTICLE VII

                                  Termination

     7.01 Termination of Employment. Executive's employment may be terminated at any time during the Contract Term by mutual agreement of the Parties, or as otherwise provided in this Article.

     7.02 Termination for Cause. The Company may terminate Executive's employment without notice at any time for cause. For purposes of this Agreement, cause for termination shall include: conviction of or entering a plea of guilty or nolo contendre to a felony; the Company, in good faith, after reasonable investigation, determines that Executive has committed willful fraud, misappropriation or embezzlement; Executive grossly and willfully breaches a material provision of this Agreement, and does not cure or cannot cure the breach after notice; or Executive habitually or grossly neglects his duties. Upon termination for cause, Executive shall not be entitled to payment of any compensation other than salary and benefits under this Agreement earned up to the date of such termination and any stock options, warrants or similar rights which have vested at the date of such termination.

     7.03 Termination Without Cause. Should Executive's employment be terminated for a reason other than as specifically set forth in Section 7.01 and
 7.02 above, all salary then and thereafter payable hereunder shall, at Executive's option, be immediately paid in a lump sum payment to Executive, and all stock options, warrants and other similar rights granted by the Company and then vested or earned shall be immediately granted to Executive without restriction or limitation of any kind, and any incentive compensation or portion thereof then earned shall be paid in a lump sum payment to Executive; provided however, that if incentive compensation has not been earned by Executive at the date of termination but Executive otherwise would have been entitled to incentive compensation at the Bonus Determination Date, the Company shall pay such incentive compensation to Executive within ten (10) business day s after the Bonus Determination Date, pro rated in amount to the date of Executive's termination, and all other benefits described in Article
IV (excluding stock options, warrants or other similar rights and bonuses) hereof shall continue through the end of the Contract Term.

                                 ARTICLE VIII

                          Prior Management Services

     SCC Management Fees. In April of 1995, all the disinterested directors of the Company approved the issuance of warrants to purchase 3,700,000 shares of common stock of the Company to SCC with the right to convert SCC accrued management fees due from the Company for the purchase of 3,700,000 warrants and the exercise price of the warrants. The warrants offered in April 1995, were purchased on July 31, 1995 for a purchase price of $.033 per warrant and were then exercised on August 11, 1995 for a purchase price at $.35 per share of common stock. SCC cancelled invoices for $1,417,100 in management fees due from the Company as consideration for the warrants and exercise price of the warrants. The Company will bonus to Executive, a one-time cash bonus on or before March 15, 1997, an amount sufficient (i) for Executive to pay all personal taxes on his portion of the shares received by SCC in exchange for the management fees and (ii) to pay all personal taxes on the bonus which is paid pursuant to this Section.

                                 ARTICLE IX

                               Miscellaneous

     9.01 Assignment, Successors. This Company may freely assign its respective rights and obligations under this Agreement to a successor of the Company's business, with the prior written consent of the Executive. This Agreement shall be binding upon and insure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

     9.02 Beneficiary. If the Executive dies prior to receiving all of the salary payable hereunder, such salary shall be paid in a lump sum payment to the beneficiary designated in writing by the Executive ("Beneficiary") and if no such Beneficiary is designated, to the Executive's estate.

     9.03 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

     9.04 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

     9.05 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

     9.06 Notices. All notices and other communications hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company: fonix[trademark] corporation
                        60 East South Temple
                        1225 Eagle Gate Tower
                        Salt Lake City, UT  84111

     If to the Executive: Thomas A. Murdock
                          4582 South Jupiter Drive
                          Salt Lake City, UT  84124

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

     9.07 Counterpart Originals. this Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     9.08 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

     9.09 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the state of Utah, without regard to its choice of law principles.

     9.10 Forum Selection. The parties agree that any action or proceeding to enforce, interpret, terminate, or rescind this Agreement shall be commenced solely in the United States District Court for the District of Utah or in the Third Judicial District Court for Salt Lake County, State of Utah, and that such courts shall have sole and exclusive personal jurisdiction over the parties to any such action or proceeding.

     9.11 Effect on Other Agreements. This Agreement shall supersede all prior agreements, promises and representations regarding employment by the Company and severance or other payments contingent upon termination of employment. Notwithstanding the foregoing, the Executive shall be entitled to any other severance plan applicable to other peer executives of the Company.

     9.12 Incorporation of Recitals. All recitals are incorporated as part of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                         fonix[trademark] corporation

                         By:/s/ Thomas A. Murdock
                         Its Chief Operating Officer

                         Executive

                         /s/ Thomas A. Murdock
                          --------------------------------
                         Thomas A. Murdock

                     EXHIBIT "A" TO EMPLOYMENT AGREEMENT
                            FOR THOMAS A. MURDOCK


Annual Base Salary and Incentive Pay Arrangement.

     Annual Base Salary for the first three (3) years of the Contract Term shall be as follows: for the salary year of November 1, 1996, $250,000; for 1997-$325,000; for 1998-$425,000. Executive will also be entitled to receive an Incentive Bonus payable on or before December 31 of each calendar year during the Contract Term. During the first three (3) years of the Contract Term, Incentive Bonus will be based upon the market price of the Company stock, adjusted for stock dividends and splits, etc.

     For the last two years of the Contract Term, Annual Base Salary will be as follows: for 1999, $550,000; and for 2000, $750,000. Provided, however, that Incentive Bonus will be determined and Annual Base Salary will be subject to review based upon either or both the market price of the Company stock, and profits derived by the Company from annual revenues from sales, royalties or any other source of revenue, as determined by the Board of Directors for that year.

     Whenever Incentive Bonus is based solely upon the market price of the Company stock, in order to qualify for a bonus the Company stock price must maintain an average price equal to or above the level set forth below over the period of three consecutive calendar months during the calendar year in which the bonus is to be paid, and such bonus will be a percentage of Annual Base
Salary for each year of November 1st through October 31st.    One such bonus
will be paid each year based on the highest average stock price during a three consecutive calendar month period, during the calendar year. The percentage that will be applied to the Annual Base Salary for purposes of calculating any such bonus that is based solely on stock price shall be as follows:


           Quarterly Average                        Percentage Bonus
             Stock Price

               $10.                                        30%
               $12.50                                      35%
               $15.                                        40%
               $20.                                        45%
               $25.+                                       50%